Filed Pursuant to Rule 433

Dated December 12, 2007

Registration Statement No. 333-136056

American General Finance Corporation Medium-Term Notes, Series J Due Nine Months or More From Date of Issue 6.90% Medium-Term Notes, Series J, Due December 15, 2017

Issuer:	American General Finance Corporation
Issue of Securities:	6.90% Medium-Term Notes, Series J, due December 15, 2017
Specified Currency:	U.S. Dollars
Principal Amount:	$3,000,000,000
Interest Rate:	6.90%
Interest Payment Dates:	Semi-annually on each June 15th and December 15th, commencing June 15, 2008
Spread to Treasury:	+293.2 bps
Stated Maturity:	December 15, 2017
Public Offering Price:	99.29%
Agents’ Discount or Commission:	0.425%
Net Proceeds to Issuer:	$2,965,950,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	December 17, 2007 (T+3)
Use of Proceeds:	To purchase portfolios of receivables and otherwise for general corporate purposes
CUSIP:	02635PTS2
Issuer Ratings:*	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch) (stable / stable / stable)
Joint Book Runners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc.
Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc.

* A credit rating reflects the creditworthiness of the Issuer and is not a recommendation to buy, sell or hold securities.  A credit rating may be subject to revision or withdrawal at any time by the assigning rating organization.  Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov .  Alternatively, the issuer, any underwriter or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or (iii) Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006